Exhibit 99.1

FOR IMMEDIATE RELEASE March 8, 2006	For More Information, Contact: Jim Drewitz, Investor Relations 972-355-6070
NATURAL GAS SERVICES GROUP, INC. ANNOUNCES SALE OF
COMMON STOCK
MIDLAND, TEXAS March 8, 2006 — Natural Gas Services Group, Inc. (AMEX: NGS) announced that it sold 2,468,000 shares of its common stock pursuant to a public offering at a price of $17.50 per share, resulting in net proceeds of approximately $40.3 million. Selling stockholders also sold 382,000 shares. The Company has granted the underwriter, Morgan Keegan & Company, Inc., an option for a period of 30 days to purchase up to an additional 427,500 shares to cover over-allotments, if any.
The net proceeds to the Company from the offering will be used primarily to expand its rental fleet and for debt reduction. The Company did not receive any proceeds from sales by the selling stockholders.
Copies of the final prospectus relating to the offering may be obtained from Morgan Keegan & Company, Inc., at 50 North Front Street, Twelfth Floor, Memphis, Tennessee 38103, or by calling (901) 529-5357. This press release does not constitute an offer to sell or a solicitation of an offer to purchase these securities nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.
About Natural Gas Services Group, Inc.
NGS is a leading provider of small to medium horsepower compression equipment to the natural gas industry with a primary focus on the non-conventional gas industry, i.e., coalbed methane, gas shales and tight gas. The Company manufactures, fabricates and rents natural gas compressors that enhance the production of natural gas wells and provides maintenance services for those compressors. In addition, the Company sells custom fabricated natural gas compressors to meet customer specifications dictated by well pressures, production characteristics and particular applications. The Company also manufactures and sells flare systems for gas plant and production facilities. NGS is headquartered in Midland, Texas with manufacturing facilities located in Tulsa, Oklahoma, Lewiston, Michigan and Midland, Texas and service facilities located in major gas producing basins in the U.S.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause NGS’s actual results in future periods to differ materially from forecasted results. Those risks include, among other things, the loss of market share through competition or otherwise; the introduction of competing technologies by other companies; a prolonged, substantial reduction in oil and gas prices which could cause a decline in the demand for NGS’s products and services; and new governmental safety, health and environmental regulations which could require NGS to make significant capital expenditures. The forward-looking statements included in this press release are only made as of the date of this press release, and NGS undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. A discussion of these factors is included in the Company’s Annual Report on Form 10-KSB filed with the Securities and Exchange Commission.
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